Filed pursuant to Rule 424(b)(3)
Registration No. 333-219127

BLACKSTONE / GSO FLOATING RATE ENHANCED INCOME FUND

Supplement No. 2, dated September 30, 2020, to the

Prospectus and Statement of Additional Information, dated January 27, 2020,

for Common Shares of Beneficial Interest

New Expense Limitation and Reimbursement Agreement

Pursuant to an Expense Limitation and Reimbursement Agreement between Blackstone / GSO Floating Rate Enhanced Income Fund (the “Fund”) and GSO / Blackstone Debt Funds Management LLC (the “Adviser”), through September 27, 2020, the Adviser has agreed to waive its compensation (and, to the extent necessary, bear other expenses of or make payments to the Fund) so that certain of the Fund’s expenses will not exceed 0.35% of net assets (annualized). The Adviser has agreed to continue this waiver until January 31, 2022 pursuant to a new Expense Limitation and Reimbursement Agreement. All references to “September 27, 2020” in the Prospectus are hereby replaced with “January 31, 2022.”

Change to Name of the Fund’s Principal Underwriter and Distributor

Blackstone Advisory Partners L.P., the Fund’s principal underwriter and distributor, has changed its name to Blackstone Securities Partners L.P. All references to “Blackstone Advisory Partners L.P.” in the Prospectus and Statement of Additional Information are hereby replaced with “ Blackstone Securities Partners L.P.”

Please retain this supplement for future reference.